April 22, 2011

Dear Stockholder:

We are pleased to report that IMH Financial Corporation (“IFC” or “the Company”) has entered into a commitment letter with New York City based NWRA Ventures I, LLC (“NW Capital”) to provide $50 million of senior convertible debt to the Company, subject to the satisfaction of certain terms and conditions.  We believe that the proceeds from the loan would provide IFC with the funds needed to deploy into new earning assets as well as assist in funding ongoing operations to pay for property taxes, carrying costs, and overhead.  In addition to our efforts to secure the capital funding described above, we are looking to the future and positioning the Company for long term growth.

The terms of the convertible debt agreement with NW Capital would permit IFC to pay a quarterly distribution to our common stockholders not to exceed 1% of our current book value per share (currently approximately $0.03 per share, per quarter or $0.12 per share annually) over the next eight quarters.  We currently expect to commence payment of the first such distribution after the quarter ending June 30, 2011, subject to the availability of legally distributable funds. We are hopeful that future improvements in operating results will allow us to increase our quarterly distributions/dividends to stockholders.

In addition to the $50 million of senior convertible debt, we also plan to file a $10 million rights offering with the SEC that will allow current stockholders the opportunity to purchase notes with substantially similar economic terms to the convertible loan with NW Capital.  As a current IMH stockholder, you will receive additional information with the details of the rights offering after we have obtained required regulatory approvals.  In negotiating the loan agreement with NW Capital, we preserved the option to do the rights offering so that we could provide our existing investors the opportunity to increase their investment in IFC on similar economic terms as NW Capital.

NW Capital has also indicated that it is willing to conduct a tender offer to buy up to $10 million of common shares from our stockholders at a yet to be determined price per share. If the tender offer is consummated, this will provide an opportunity for stockholders in need of shorter-term liquidity to sell all or a portion of their shares. We expect that NW Capital will file the necessary tender documents with the SEC in the near future, but NW Capital may terminate, cancel, modify or postpone the tender offer in its sole discretion.

NEW WORLD REALTY ADVISORS, LLC (www.nwradvisors.com)
New World Realty Advisors, LLC (“New World”), an affiliate of NW Capital, through a consulting arrangement, will assist the Company with asset management, by providing their experience and knowledge to help us to manage, develop, improve or liquidate the current real estate assets in our portfolio.  In light of the elevated role New World will play going forward in helping us to manage our real estate portfolio, our CEO and company founder, Shane Albers, has decided to step down upon funding of the transaction.  Shane started IFC in 1997 and has historically focused his efforts on the underwriting and lending portion of IFC’S business.  Given the disruption in the real-estate markets and the likelihood of a protracted recovery, Mr. Albers believes that the best interests of our stockholders will be served by the real estate management and capital strategies that are at the core of New World’s strengths.

New World is a real estate advisory and investment firm that specializes in the restructuring, financing, development and management of real estate enterprises and assets, across all property types.  Challenging times, such as the current real estate cycle, have led IFC to engage and retain New World to provide expertise and implement alternative strategies for our existing assets.  Additionally, they will be involved with assisting us in developing a renewed vision and business plan for future growth of the Company, commensurate with the current operating environment.  The New World team is comprised of recognized industry leaders in the real estate, mortgage and CMBS markets, who have served many of the largest domestic and international institutional lenders, developers, owners and investors for more than 25 years, through several economic cycles.  New World’s professionals have an extensive track record in financing, developing, constructing, owning and operating single and multifamily residential, commercial, and hospitality assets.

New World has successfully guided numerous companies through all stages of growth to achieve significant enterprise and stockholder value, including initial public offerings (“IPO”s).  Prior to working with IFC, New World’s demonstrated expertise earned them the role of advisor to the interests of the founding family of General Growth Properties, Inc (“General Growth”).  New World was integrally involved in all aspects of the turnaround and restructuring of General Growth, which was the largest real estate bankruptcy in U.S. history to date.  During its engagement, New World’s activities included developing, advising and promoting alternative strategies to maximize enterprise value; which contributed to the recovery of over $6 billion in equity value for General Growth stockholders.

In addition to providing asset-level expertise and capital structure guidance, New World will also provide IFC with operational advice and support.  They will assist senior management in the development and execution of material cost savings and revenue enhancement initiatives.  They have already generated ideas and are developing strategies and recommended solutions that we believe will enable us to unlock value and maximize both asset returns and stockholder value.  The professionals of New World bring valuable experience to IFC.  They intend to leverage their extensive industry relationships, strong technical skills and strategic mindset to serve our needs.  We believe they will help us achieve our objectives and navigate effectively through project and market risks. New World’s approach is methodical, yet flexible, and we expect that it will be tailored to meet the short, intermediate, and long-term goals developed by IFC.

OUR PLANS MOVING FORWARD
We believe that the proceeds from this capital transaction, along with various structural changes it helps to effectuate, would provide IFC the opportunity to proceed with its business plan to work-out and/or liquidate the existing legacy portfolio, increase stockholder value, generate earnings, pay regular dividends and provide liquidity to stockholders.  A significant corporate objective has been to achieve these milestones in conjunction with an IPO of our shares and concurrent listing on a national securities exchange.  However, our ability to achieve that end has been interrupted.  More specifically, although the Conversion Transactions, which were designed in large part to position the Company for pursuit of an IPO and listing, were approved by an overwhelming majority of you in favor (at 89% of votes cast), certain individuals and groups within the narrow minority that opposed the transaction have filed lawsuits and complaints against IFC with various regulatory authorities.

We believe that, as a direct result of these complaints, the SEC opened a formal inquiry and is currently in the process of investigating IFC in order to confirm, among other things, that we have complied with applicable securities laws. We are confident that IFC has always conducted itself properly and we look forward to resolving the SEC matter as expeditiously as possible. However, an unfortunate byproduct of this lingering investigation has been the Company’s inability to attract institutional capital in the manner we originally identified and contemplated.  These lawsuits and regulatory examinations have contributed to an indefinite delay of our IPO, have cost the Company a tremendous amount of unnecessary distraction and expense, and have harmed our reputation and financial strength. It is unfortunate for the silent majority that the actions of only a few individuals have consumed so much of our time and your money.

Although the pathway to an IPO has been obscured as a result of these events and the unknown timing of their resolution, we remain committed to pursuing an IPO and we believe that the convertible debt transaction provides for a favorable interim capital solution.  Prior to entering into the agreement with NW Capital, we sought out, scrutinized, and exhausted a multitude of alternative options that were intended to further the progress of the Company during this period.  We felt that the NW Capital transaction stood apart as the option most consistent with furthering our corporate objectives and best represented an opportunity to both satisfy a capital need and achieve a strategic relationship.  In addition, an independent financial advisory firm has expressed its opinion that this transaction is fair to our stockholders from a financial point of view.  Our overarching goal remains to better position the Company, and to improve the overall complexion of the portfolio. We believe that our relationships with NW Capital and New World will help us to accomplish these goals.

Another development that we believe will have a positive effect on IFC stockholders is the creation of a new subsidiary, INFINET Financial Group, LLC (“INFINET”).  INFINET is a company created with the intention of leveraging the vast broker/dealer network that the prior manager assembled during the years before its acquisition by the Company.  INFINET plans on providing access to quality investment products to the network of independent financial advisors. Independent broker dealers and their affiliated financial advisors typically do not have access to the same menu of investment options as some of the large national broker dealers.  INFINET will work with the investment banking community to offer IPOs and other institutional products to our channel of retail-based, independent investment advisors. We plan to raise outside capital for INFINET and are allocating certain IFC salaries and expenses to INFINET.  In addition, profits generated by INFINET will inure to the benefit of IFC and its stockholders.

We look forward to this next chapter of IFC.  NW Capital has done extensive due diligence into our background, assets, disclosures, and current pending actions, both regulatory and legal. We believe that their commitment to enter into a transaction with IFC speaks volumes as to the integrity of our platform and the Company. We believe we can work with New World to better position the Company and advance our initiatives to restore stockholder value.

A Form 8-K containing the commitment letter, the loan agreement and certain other transaction documents will be filed with the SEC. We encourage you to review the Form 8-K, which will summarize these documents and the proposed transactions in more detail, and speak with an IFC representative or your investment advisor in order to address any questions you may have regarding these or other matters related to the Company.

Sincerely,

William Meris
President
IMH Financial Corp

cc: New World

     IMH Board of Directors

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to IFC, individuals can visit www.sec.gov and reference CIK #1397403.

This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  The rights offering will be made only by means of a prospectus after a registration statement relating to the rights offering has been declared effective by the SEC.  The prospectus will contain important information about the rights offering, and stockholders are urged to read the prospectus carefully when it becomes available.

Forward-Looking Statements
The funding of the loan, anticipated future distributions, the proposed rights offering, the proposed tender offer by NW Capital, our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements.   . In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that NW Capital will not be able to secure additional commitments to fund the loan, that the other terms and conditions to funding of the loan will not be met, that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC.

These forward looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

NEW WORLD REALTY ADVISORS, LLC

(www.nwradvisors.com)

New World is a real estate advisory and investment firm that specializes in the restructuring, financing, development and management of real estate enterprises and assets, across all property types.  The New World team is comprised of recognized industry leaders in the real estate, mortgage and CMBS markets who have served many of the largest domestic and international institutional lenders, developers, owners and investors for more than twenty-five years, through several economic cycles.  New World’s professionals have an extensive track-record in financing, developing, constructing, owning and operating single and multifamily residential, commercial and hospitality assets. Furthermore, New World has demonstrated expertise in originating, underwriting, structuring, negotiating and harvesting complex debt, mezzanine and equity investments in the real estate arena.

New World’s demonstrated expertise earned them the role of advisor to the interests of the founding family of General Growth Properties, Inc (“General Growth”).  New World was integrally involved in all aspects of the turnaround and restructuring of General Growth, which was the largest real estate bankruptcy in U.S. history.  One of New World’s Executive Managing Directors was appointed Chairman of the Official Committee of Equity Holders representing the interests of thousands of stockholders. During its engagement, New World’s activities included developing, advising and promoting alternative strategies to maximize enterprise value; which contributed to the recovery of over $6 billion in equity value for General Growth stockholders. This assignment included surfacing and evaluating critical strategic options and assisting in implementation, including negotiating with sophisticated institutional investors, evaluating and negotiating with potential suitors and facilitating the spin-off from General Growth of The Howard Hughes Corporation, a NYSE national development company. In addition to advising the Official Committee of Equity Holders of General Growth, New World also chaired its Fee Committee, which worked with the US Trustee’s office to serve the stockholders by scrutinizing and reducing professional fees.

Members of the New World team previously incubated a student housing company, American Campus Communities (“American Campus”), from a small, early-stage real estate organization to become the first student housing company to have its initial public offering and listing on the NYSE.  Today American Campus is a $2.2 billion market cap organization that remains the leading student housing developer and owner in the country with best-in-class management, which New World’s principals were instrumental in guiding through their development and growth.

Additional selected recent New World transactions that exemplify the range of their capabilities include:

➢	Large, Diverse Multi-National Real Estate Corporation
▪	Advising a prominent luxury hotel owner-operator on asset-level restructurings as well as a corporate-level recapitalization

➢	International Investment Group
▪	Acting as advisor to a prominent real estate investment group in the acquisition and value enhancement of trophy properties around the world
▪	Serving as development partner in numerous 5-star luxury residence projects in the Middle East

➢	Large Residential Condominium Tower
▪	Acting as financial advisor in the bankruptcy of a premier super-luxury condominium property in major urban market
▪	Developing and implementing restructuring and refinancing strategies on behalf of a union pension plan representing 47,000 members.